UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                   WASHINGTON, D.C. 20549

                                           FORM 4

                        STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


    ( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

    1.    Name and Address of Reporting Person:

          Margaret L. Keon
          c/o Keon Associates
          16 Miller Avenue, Suite 203
          Mill Valley, California 94941
          U.S.A.

    2.    Issuer Name and Ticker or Trading Symbol:

          McLeodUSA Incorporated
          MCLD

    3.    IRS or Social Security Number of Reporting Person (Voluntary):


    4.    Statement for Month/Year:

          December 1997

    5.    If Amendment, Date of Original (Month/Year):


    6.    Relationship of Reporting Person(s) to Issuer (Check all applicable):
          ( ) Director ( ) 10%  Owner ( ) Officer (give title below)  (x)
          Other (specify below)

          Member of 13(d) group owning more than 10%

    7.    Individual or Joint/Group Filing (Check Applicable Line):

          ( ) Form filed by One Reporting Person
          (x) Form filed by More than One Reporting Person

                                      Table I -- Non-Derivative Securities Acquired,
                                            Disposed of, or Beneficially Owned


                                                                                    5.                6.
                                                                                Amount of         Owner-
                                                                                Securities         ship
                                                                                Beneficially       Form:        7.
                         2.                                                     Owned at End      Direct      Nature of
                    Transaction        3.                       4.                 of Month       (D) or      Indirect
       1.              Date        Transaction       Securities Acquired (A) or                   Indirect    Beneficial
    Security          (Month/         Code               Disposed of (D)        (Instr. 3           (I) )     Ownership
    (Instr. 3)       Day/Year)       (Instr. 8)       (Instr. 3, 4 and 5)         and 4)          (Instr. 4)   (Instr. 4)

                                  Code       V     Amount     (A)or(D)   Price
  Class A Common    12/31/97      J*               96,346 (1)  D                                    I         By Margaret
  Stock                                                                                                       Lumpkin Keon
                                                                                                              1993 Grantor
                                                                                                              Retained
                                                                                                              Annuity Trust

                    12/31/97       J*              16,057 (1)  A                 16,057 (1)          I        By Joseph J.
                                                                                                              Keon III
                                                                                                              Holdback Trust
                                                                                                              under the
                                                                                                              Margaret L.
                                                                                                              Keon 1993
                                                                                                              Grantor
                                                                                                              Retained
                                                                                                              Annuity Trust

                    12/31/97       J*              16,057 (1)  A                 16,057 (1)          I        By Katherine S.
                                                                                                              Keon Holdback
                                                                                                              Trust under the
                                                                                                              Margaret L. Keon
                                                                                                              1993 Grantor
                                                                                                              Retained Annuity
                                                                                                              Trust

                    12/31/97       J*              16,058 (2)  A                 16,058 (2)          D

                                                                                508,061              I        By Margaret Lumpkin
                                                                                                              Keon Trust dated
                                                                                                              May 13, 1978

                                                                                 77,337              I        By Margaret L. Keon
                                                                                                              1990 Personal Income
                                                                                                              Trust for the Benefit
                                                                                                              of Joseph John
                                                                                                              Keon III dated April
                                                                                                              20, 1990

                                                                                 77,337              I        By Margaret L. Keon
                                                                                                              1990 Personal Income
                                                                                                              Trust for the Benefit
                                                                                                              of Katherine Stoddert
                                                                                                              Keon dated April 20,
                                                                                                              1990

                                                                                    5.                6.
                                                                                Amount of         Owner-
                                                                                Securities         ship
                                                                                Beneficially       Form:        7.
                         2.                                                     Owned at End      Direct      Nature of
                    Transaction        3.                       4.                 of Month       (D) or      Indirect
       1.              Date        Transaction       Securities Acquired (A) or                   Indirect    Beneficial
    Security          (Month/         Code               Disposed of (D)        (Instr. 3           (I) )     Ownership
    (Instr. 3)       Day/Year)       (Instr. 8)       (Instr. 3, 4 and 5)         and 4)          (Instr. 4)   (Instr. 4)

                                  Code       V     Amount     (A)or(D)   Price

                                                                                 77,337           I           By Margaret L. Keon
                                                                                                              1990 Personal Income
													      Trust for the Benefit
                                                                                                              of Lisa Anne Keon
													      dated April 20, 1990

                                                                                 77,337            I          By Margaret L. Keon
													      1990 Personal Income
													      Trust for the Benefit
													      of Margaret Lynley
													      Keon dated April
													      20, 1990

                                                                                 77,337            I          By Margaret L. Keon
													      1990 the Benefit of
													      Pamela Keon Vitale
													      dated April 20, 1990

                                                                                 77,337            I          By Margaret L. Keon
												              1990 Personal Income
													      Trust for the Benefit
													      of Susan Tamara Keon
													      DeWyngaert dated April
													      20, 1990

                                                       Table II -- Derivative Securities Acquired,
                                            Disposed of, or Beneficially Owned
                              (e.g., puts, calls, warrants, options, convertible securities)



                                                  5.
                               3.              Number         6.            7.         8.          9.           10.         11.
                             Trans-            of Deriv-   Date Exer-   Title and   Price of    Number of    Ownership    Nature
       1.           2.       action     4.     ative Se-   cisable and  Amount of   Derivative  Derivative   Form of      of In-
    Title of    Conversion   Date     Trans-   curities    Expiration   Underlying  Security    Securities   Derivative   direct
    Derivative  or Exercise  (Month/  action   Acquired    Date         Securities  (Instr. 5)  Benifically  Security:    Beneficial
    Security    Price of     Day/     Code     (A) or      (Month/      (Instr. 3               Owned at     Direct (D)   Ownershipn
    (Instr. 3)  Derivative   Year)    (Instr.  Disposed    Day/Year)    and 4)                  End of       or Indirect  (Instr. 4)
                Security                 8)    of (D)                                           Month        (I) (Instr.
                                               (Instr. 3,                                       (Instr. 4)   4)
                                                4 and 5)

                                   Code V    (A) (D)     Date  Expir-  Title  Amount
                                                          Exer-  ation        or Num-
                                                          cis    Date         ber of
                                                          able                Shares



     Explanation of Responses:

          *Explanation of Transaction Code J - Other Acquisition or Disposition:
    Pursuant to the terms of the Margaret Lumpkin Keon 1993 Grantor Retained Annuity Trust, on December 31, 1997, the Trust terminated and the securities held in the Trust are being distributed to directly to the beneficiaries or to the Holdback Trusts, in each case as identified in Table I or the footnotes to Table I.

          Explanation of footnotes to Table I: For purposes of Section 13(d) of the Securities Exchange Act, each of the joint filers is a member of a group that together owns more than 10% of the Issuer's Class A Common Stock. Except as indicated in the following notes, the securities shown in Table I are beneficially owned for purposes of Rule 16a-1(a)(2) by Margaret L.
    Keon and not by either of the other joint filers.

        (1) Beneficially owned for purposes of Rule 16a-1(a)(2) by Pamela K. Vitale and Joseph J. Keon III.

        (2) Beneficially owned for purposes of Rule 16a-1(a)(2) by Pamela K. Vitale.

   SIGNATURE OF REPORTING PERSON(S):


   Margaret L. Keon

                                       JOINT FILER INFORMATION

   Name: Joseph J. Keon III

   Address: c/o Keon Associates, 16 Miller Avenue, Suite 203, Mill Valley, California 94941

   Designated Filer: Margaret L. Keon

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: December 1997


   Signature: Joseph J. Keon III


                                       JOINT FILER INFORMATION

   Name: Pamela K. Vitale

   Address: c/o Keon Associates, 16 Miller Avenue, Suite 203, Mill Valley, California 94941

   Designated Filer: Margaret L. Keon

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: December 1997


   Signature: Pamela K. Vitale


   DATE: January 9, 1998